Exhibit 99(d)

Revised Selected Financial Data for the Five Years Ended December 31, 2011

The following selected financial data should be read in conjunction with our financial statements and the related Notes to Consolidated Financial Statements.

(In millions)	2011		2010		2009		2008	2007

Revenues	$49,068		$49,856		$51,776		$68,541	$69,372
Earnings from continuing operations
attributable to GECC	6,584		3,120		1,253		7,470	12,216
Earnings (loss) from discontinued
operations, net of taxes attributable to GECC	(74)		(965)		162		(415)	(1,915)
Net earnings attributable to GECC	6,510		2,155		1,415		7,055	10,301
GECC Shareowner's equity	77,110		68,984		70,833		53,279	57,676
Short-term borrowings	136,333		118,797		130,754		159,904	175,421
Non-recourse borrowings of consolidated
securitization entities	29,258		30,018		3,622		4,464	5,575
Bank deposits	43,115		37,298		33,519		36,854	11,968
Long-term borrowings	234,391		284,407		325,429		311,523	304,467
Return on average shareowner's equity(a)	9.57%		5.72%		2.66%		15.74%	26.48%
Ratio of earnings to fixed charges	1.51		1.12		0.82		1.23	1.64
Ratio of debt to equity	5.75:1	(b)	6.82:1	(b)	6.96:1	(b)	9.62:1	8.62:1
Financing receivables - net	288,847		311,606		316,358		352,627	354,094
Total assets	$584,536		$605,255		$650,372		$661,009	$646,560

(a)
Represents earnings from continuing operations before accounting changes divided by average total shareowner’s equity, excluding effects of discontinued operations (on an annual basis, calculated using a five-point average). Average total shareowner’s equity, excluding effects of discontinued operations, as of the end of each of the years in the five-year period ended December 31, 2011, is described in the Supplemental Information section in Management’s Discussion and Analysis of Financial Condition and Results.

(b)	Ratios of 4.23:1, 5.25:1 and 5.39:1 for 2011, 2010 and 2009, respectively, net of cash and equivalents and with classification of hybrid debt as equity.

(1)